Magellan Announces Termination of Niñobamba Option, Peru

FOR IMMEDIATE RELEASE                January 8, 2018

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) announced that effective December 31, 2017, it had agreed with Rio Silver Inc. (“Rio Silver”) to mutually terminate the Company’s option to earn an interest in Rio Silver’s Niñobamba exploration property in Peru. Magellan previously announced entering into the option agreement in news releases on July 5, 2016 and October 25, 2016.

In connection with termination of the agreement, Rio Silver agreed, subject to regulatory approval and under certain conditions, to apply to the TSX Venture Exchange for an 18-month extension of 2,750,000 warrants that Magellan holds in Rio Silver stock, which otherwise would expire in February and July 2018. There can be no assurance the warrants will be extended.

Also in connection with the termination of the agreement, Magellan agreed to grant Rio Silver a right of first refusal on any sale of the 2,750,000 shares of Rio Silver stock that Magellan currently holds. The stock and warrants in Rio Silver held by the Company relate to two Cdn$75,000 private placement unit financings subscribed by the Company in 2016 and 2017.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico. Magellan also owns an advanced silver exploration property located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. Currently the Company is focused on acquiring sources of high-grade gold and silver ore that can be trucked to the mill for processing. Several attractive properties have been identified and are being evaluated for potential acquisition.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375